Exhibit 12

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months
	Ended
	September 30,	Years Ended December 31
	2008	2007	2006	2005	2004	2003
	(Dollars in millions)

Income/(loss) before income taxes	$1,522	$(1,215)	$1,483	$497	$(168)	$(46)
Less: Equity income	1,444	2,049	1,459	873	347	54

Income/(loss) before income taxes and equity income	78	(3,264)	24	(376)	(515)	(100)
Add: Fixed charges:
Preference dividends	113	118	86	86	34	—
Interest expense	414	245	172	163	168	81
One-third of rental expense	64	52	39	37	30	30
Capitalized interest	14	18	13	14	20	11

Total fixed charges	605	433	310	300	252	122
Less: Capitalized interest	14	18	13	14	20	11
Less: Preference dividends	113	118	86	86	34	—
Add: Amortization of capitalized interest	9	15	10	10	9	9
Add: Distributed income of equity investees	1,394	1,787	1,332	647	228	32

Earnings/(loss) before income taxes and fixed charges (other than capitalized interest)	$1,959	$(1,165)	$1,577	$481	$(80)	$52

Ratio of earnings to fixed charges	3.2	(2.7)*	5.1	1.6	(0.3)**	0.4 ***

*	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges by $1.6 billion.

**	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges by $332 million.

***	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70 million.

“Earnings” consist of income/(loss) before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee. Schering-Plough includes interest expense or income on unrecognized tax benefits as a component of income tax expense. “Fixed charges” consist of interest expense, capitalized interest, preference dividends and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases. Total rent expense was $191 million for the nine months ended September 30, 2008 and was $156 million, $118 million, $110 million, $100 million and $91 million for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.